EXHIBIT 10.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 1 (this “Amendment”), dated as of January 9th, 2007 to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of July 26, 2006, is made and entered into by and among, PSI Corporation (f/k/a Friendlyway Corporation), a Nevada corporation (“PSI”), Big Fish Marketing Group, Inc., a Colorado corporation (“Big Fish”) and the stockholders of Big Fish identified in the signature page hereto (the “Stockholders”). Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

Whereas, as an inducement to Big Fish and the Stockholders to forbear until February 7, 2007 from taking any legal action to collect any unpaid Cash Consideration scheduled to be paid prior to the date hereof, (which forbearance is hereby acknowledged and agreed by Big Fish and the Stockholders), the parties desire to amend the Agreement to provide certain additional rights to Big Fish and the Stockholders.

Now, therefore, PSI, Big Fish and the Stockholders have agreed to amend the Agreement on the terms and conditions set forth below.

1.	Amendments.

(a)  Termination and Unwinding of Agreement. Section 8 of the Agreement is hereby deleted in its entirety and in substitution thereof the following new Section 8 is hereby added:

“8A.  Termination and Unwinding of Transaction.

 (i) The parties acknowledge that Big Fish is engaging in this transaction expecting that PSI will achieve certain financial objectives with respect to sales and gross revenues. Accordingly, the parties agree that, if PSI’s total gross revenues as of the first anniversary of the Closing Date (the “Performance Date”) are less than $2,858,345.00, Big Fish shall have the limited unilateral right to terminate and unwind this transaction. In the event Big Fish elects to terminate this transaction, it shall, within thirty (30) days after the Performance Date, provide PSI with written notice of such election. The date on which such election notice is received by PSI is hereafter referred to as the “Notice Date.” Within sixty (60) days after the Notice Date, (i) PSI shall return all of the Assets to Big Fish, (ii) Big Fish shall return the Stock Consideration and any Contingent Stock Consideration to PSI; and (iii) each party will execute and deliver all other documents required by paragraph 12 of this Agreement ((i), (ii) and (iii) are collectively the “Unwinding Procedures”).

(ii) In addition, Big Fish may elect to terminate and unwind the transactions contemplated by this Agreement upon the occurrence of either the following events:

a. Any "Person" (as defined in Section 13(d)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Ken Upcraft, shall become a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the total voting power attached to all outstanding equity securities of PSI; or

b. PSI or its subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

Following Big Fish’s notice of election to terminate this Agreement, the parties shall perform the Unwinding Procedures.

(iii) Furthermore, Big Fish may elect to terminate and unwind the transactions contemplated by this Agreement upon the failure of PSI to pay (i) on or before February 7, 2007 the scheduled payment of Cash Consideration, and all remaining unpaid Cash Consideration due thereon, subject to a cure period of fifteen (15) days after notice to PSI of its failure to pay such amount. Following Big Fish’s notice of election to terminate this Agreement, the parties shall perform the Unwinding Procedures.

8B. Post Closing Operations. The parties contemplate that, promptly following the Closing, PSI will create a separate division called the “Big Fish division” to own and operate the assets of Big Fish acquired under this Agreement. Until such time as PSI otherwise directs, a separate bank account governing the “Big Fish division” shall be maintained. Any excess cash in this account may be transferred to the accounts of PSI on a monthly basis as long as all payables of Big Fish are current and the transfer of excess cash will not cause an inability of Big Fish to meet its payroll or tax needs for the next period.”

(b) Securities Registration. Section 11 of the Agreement is hereby deleted in its entirety and in substitution thereof the following new Section 11 is hereby added:

“11.  Securities Registration. Big Fish acknowledges that the Stock issued by PSI pursuant to this Agreement is not currently, and may not in the future be, registered under federal or state securities laws but will be, instead, issued in reliance on exemptions from federal and state registration requirements. Big Fish further acknowledges that no portion of such Stock may be sold, offered for sale, pledged or hypothecated by Big Fish in the absence of an effective registration statement under applicable federal or state securities laws or an opinion of counsel reasonably satisfactory to PSI, that such registration is not required. Without limiting the foregoing Big Fish may sell, offer for sale, pledge or hypothecate the Stock in privately negotiated transactions that do not require registration.”

2.
Remainder of Agreement. Except as set forth herein, the Agreement is ratified and confirmed in all respects. All other terms and conditions of the Agreement not in conflict with the terms of this Amendment shall remain in full force and effect.

3.	Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Nevada and not by choice of law principles or the laws of any other state.

4.
Entire Agreement and Amendments. The Agreement, as amended by this Amendment, including the Schedules and Exhibits hereto and the documents delivered pursuant hereto, embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties.

5.
Counterparts. This Amendment (or the signature pages hereof) may be executed in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument; and each of said counterparts shall be deemed an original hereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the day and year first above written.

Big Fish Marketing Group, Inc.

By:	/s/ Donald Bennett
Donald Bennett
President

By:	/s/ Darin Zaruba
Darin Zaruba
Vice President Operations

By:	/s/ Darin Zaruba
Z,Inc., Darin Zaruba as President

By:	/s/ Darin Dawson
Darin Dawson
Vice President Sales

PSI Corporation

By:	/s/ David V. Lott
Name: David V. Lott
Title: Chief Executive Officer